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                                                                    EXHIBIT 23.1






INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Gemstar International Group Limited's Registration Statement Nos. 333-5304 and 333-6886 on Forms S-8 and No. 333-6790 on Form F-4 of our report dated March 7, 1997 on the balance sheets of StarSight Telecast, Inc. as of December 31, 1996 and 1995 and the related statements of operations, shareholders' equity and cash flows for the twelve months ended December 31, 1996 and 1995, six months ended December 31, 1994, and twelve months ended June 30, 1994 (which report expresses an unqualified opinion on such financial statements and includes an explanatory paragraph relating to a change in accounting for legal costs incurred in connection with patent infringement litigation effective July 1, 1994), which report and financial statements are included in the StarSight Telecast, Inc. Form 10-K for the year ended December 31, 1996 and which are incorporated by reference in this Current Report on Form 8-K/A - Amendment No. 2 of Gemstar International Group Limited.


Deloitte & Touche LLP

San Francisco, California

July 25, 1997